Exhibit 99.2

LAZARD NAMES MARY ANN BETSCH CHIEF FINANCIAL OFFICER

NEW YORK, July 28, 2022 – Lazard Ltd (NYSE: LAZ) announced today that Mary Ann Betsch will join the firm as Chief Financial Officer (CFO), effective October 3. She succeeds Evan L. Russo, who has served as CFO since 2017, and who became Chief Executive Officer of Lazard’s Asset Management business on June 1, 2022.

“With over two decades of relevant financial services experience, Mary Ann has the financial and strategic acumen, leadership skills, and knowledge of our business to serve as our firm’s CFO and to lead our finance team,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “She will enhance our senior leadership, working closely with me, our business leaders and Lazard’s board of directors to serve all of our stakeholders.”

Ms. Betsch joins Lazard from Citadel, where she helped lead the finance and accounting function for the past four years. She began her career over 20 years ago at PwC, where she held audit and advisory roles, serving global investment banks and other financial institutions. In 2013, she joined a two-year fellowship program supported by the Federal Reserve Board’s Chief Accountant, returning to PwC as a partner in 2015.  She earned a B.S. in Public Accounting at Fordham University, summa cum laude, and is a Certified Public Accountant.

About Lazard

Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 41 cities across 26 countries in North, Central and South America, Europe, Asia and Australia. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard

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